Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-216146 and 333-209589) of Marriott International, Inc. of our report dated June 22, 2017 relating to the 2016 financial statements and schedule of Marriott International, Inc. Employees’ Profit Sharing, Retirement and Savings Plan and Trust as of December 31, 2016 and 2015 and for the year ended December 31, 2016, which are included in the 2016 Form 11-K of Marriott International, Inc. Employees’ Profit Sharing, Retirement and Savings Plan and Trust.

/s/ CohnReznick LLP

Bethesda, Maryland

June 22, 2017